Exhibit 107
CALCULATION OF FILING FEE TABLES
Form
S-3
(Form Type)
Valero Energy Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	Senior Debt Securities	457(r)	(1)	(1)	(1)	(2)	(2)

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					—		—

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							—

(1)	There is being registered hereunder such indeterminate amount of senior debt securities of Valero Energy Corporation as may from time to time be issued at indeterminate prices.
(2)
In reliance on Rules 456(b) and 457(r) of the Securities Act of 1933, as amended, Valero Energy Corporation hereby defers payment of the registration fee required in connection with this Registration Statement. Accordingly, no filing fee is paid herewith.